AMEX: HRT
FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: Http://www.arthrt.com	(978) 345-5000

May 2, 2003

ARRHYTHMIA RESEARCH TECHNOLOGY, INC

ANNOUNCES RESULTS FIRST QUARTER 2003

Fitchburg, MA

Arrhythmia Research Technology, Inc. (the “Company”) and it’s wholly owned subsidiary Micron Products, Inc. (Micron) reported total revenue of $1,876,000 and net income of $279,000 for the first quarter of 2003 compared to total revenue of $1,915,000 and net income of $145,000 for the first quarter 2002. The 2002 results included a one time negative cumulative effect of a change in accounting principle of $57,000 (net of tax) or 2 cents a share related to goodwill.

	First Quarter
	2003	2002

Revenues	1,875,568	1,915,097
Net Income	279,355	145,021
Net Income per share (basic and diluted)	.10	.05
Weighted Average Shares Outstanding (basic)	2,687,841	2,920,540

The management believes on an annualized basis, the Company is on track to meet its goals for sales and earnings for fiscal 2003. The Company continues to explore all opportunities for expansion and growth.

Remarking about the increase in first quarter gross margin James E. Rouse, President and Chief Executive Officer, stated that, “process improvements and changes resulting in the more efficient use of raw materials and chemicals had a significant effect on the total cost to manufacture.”

Micron Products, Inc. produces silver plated sensors and distributes metal snaps for manufacturers of disposable ECG electrodes. The Company’s products include proprietary signal-averaging electrocardiographic (SAECG) software used in the detection and treatment of potentially lethal heart arrhythmias.

Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. These statements are made under the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks and an inability to arrange additional debt or equity financing.